Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13D, dated May 25, 2023, with respect to the Common Stock, par value $0.0001 per share of Adamis Pharmaceuticals Corporation, a Delaware corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: June 5, 2023

By:	/s/ Ebrahim Versi
Name:	Ebrahim Versi, M.D., Ph.D.

VERSI GROUP LLC

By:	/s/ Ebrahim Versi
Name:	Ebrahim Versi, M.D., Ph.D.
Title:	Manager

SIGNATURE PAGE TO JOINT FILING AGREEMENT

(Adamis Pharmaceuticals Corporation)